UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 10, 2006

Otelco Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32362	52-2126395
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 Third Avenue East, Oneonta, AL 35121
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (205) 625-3574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 10, 2006, MM Merger Corp. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Otelco Inc. (“Otelco”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mid-Maine Communications, Inc. (“Mid-Maine”), a Delaware corporation, pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Mid-Maine (the “Merger”), with Mid-Maine continuing as the surviving corporation as a wholly-owned subsidiary of Otelco. The consideration for the Merger is $37,750,000, subject to adjustment as provided in the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants that Mid-Maine will conduct its business in the ordinary course of business during the pre-closing period and that Mid-Maine will not solicit or consider any other proposals relating to any acquisition or purchase of Mid-Maine or any of its subsidiaries.

Consummation of the Merger is subject to customary conditions, including, among others: (i) approval of the Merger by the stockholders of Mid-Maine; (ii) Otelco obtaining debt financing to pay the merger consideration; (iii) approval of the Merger by the Maine Public Utilities Commission; (iv) the absence of any actions or orders prohibiting the Merger; and (v) the accuracy of Mid-Maine’s representations and warranties and the absence of a material adverse effect on Mid-Maine.

The Merger Agreement may be terminated by mutual agreement of Merger Sub and Mid-Maine, or by each of them if the Merger has not closed on or before December 31, 2006. The Merger Agreement further provides that upon termination of the Merger Agreement under certain circumstances, including that Otelco failed to obtain debt financing as contemplated by the Merger Agreement, Merger Sub will be required to pay Mid-Maine a termination fee of $500,000.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. A copy of the related press release issued by Otelco is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger between MM Merger Corp. and Mid-Maine Communications, Inc. dated April 10, 2006

99.1	Press Release of Otelco Inc. dated April 10, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTELCO INC. (Registrant)

Date: April 10, 2006	By:	/s/ Curtis L. Garner, Jr.
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer